SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                     FORM 8-K

                                  CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 February 26, 1997

                               ROYAL OAK MINES INC.

              (Exact name of registrant as specified in its charter)

                           Commission File Number 1-4350

ONTARIO, CANADA                           98-0160821
(State or other jurisdiction of          (I.R.S. Employer Identification
incorporation or organization)            No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                    98033
(Address of principal executive offices) (Postal/Zip Code)

(206) 822-8992
Registrant's telephone number, including area code




Item 5.   Other Events

     On February 24, 1997, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]


                        FOR IMMEDIATE RELEASE FROM KIRKLAND

                                 February 24, 1997




                        Petition to Stay the Kemess Project

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that it has received notice that the Tsay Keh Dene Band has filed a petition against the Ministers of Environment, Lands and Parks, and Employment and Investment for the Province of British Columbia seeking an order to set aside and declare to be null and void the Project Approval Certificate granted by the Provincial Government on April 29, 1996 and staying the operation of that Certificate as regards the Company's Kemess project located in north central British Columbia. The Company believes that the application is without merit.

Issuance of the Certificate allowed Royal Oak to proceed with construction of the project which commenced in July of 1996 and is now approximately 45% complete. The Certificate was issued after a four-year comprehensive review process, during which time all parties and stakeholders in the project and region were consulted and had full opportunity to comment on the project and related matters.

Royal Oak has itself been in consultation with various First Nations Bands during the construction phase of the project, including the Tsay Keh Dene Band, and has awarded a number of construction contracts on the Kemess project to the First Nations. The Company will take every step necessary to obtain dismissal of the petition and is proceeding with the project which is currently on time and on budget for start-up in the second quarter of 1998.

For further information contact:        or in Europe contact:

J.Graham Eacott                         Mr. David Williamson
Vice President, Investor Relations      David Williamson Associates
Royal Oak Mines                         International InvestorRelations
5501 Lakeview Drive                     78 Old Broad Street, 3rd Floor
Kirkland, WA 98033                      London, England EC2M 1QP

Telephone: (206)822-8992                Telephone: 011-44-171-628-3989
Facsimile: (206)822-3552                Facsimile: 011-44-171-920-0563




SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      ROYAL OAK MINES INC.


Date:   February 26, 1997             By: /s/ James H. Wood
                                          James H. Wood
                                          Chief Financial Officer